AMENDMENT NO. 2
                                     to the
                          FUND PARTICIPATION AGREEMENT
                                (Service Shares)


         Pursuant to the Fund Participation Agreement, made and entered into as of the 15th day of December, 2000, by and among Janus Aspen Series and Columbus Life Insurance Company the parties hereby agree to an amended Schedule A as attached hereto.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Fund Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on November 1, 2001.



JANUS ASPEN SERIES                              COLUMBUS LIFE INSURANCE COMPANY


By:__________________________                   By:___________________________
Name:                                           Name: Mark A. Wilkerson
Title:                                          Title: Senior Vice President

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                                   Schedule A
                   Separate Accounts and Associated Contracts


                                                Contracts Funded
Name of Separate Account                        By Separate Account

Columbus Life Insurance Company                 Pinnacle Variable Universal Life
Separate Account 1
September 10, 1998                              Legacy Survivorship Variable
                                                Universal Life

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